Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: April 2005

1)	Beginning of the Month Principal Receivables:	$35,543,395,763.79
2)	Beginning of the Month Finance Charge Receivables:	$645,578,982.67
3)	Beginning of the Month AMF Receivables :	$69,239,691.25
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$36,258,214,437.71

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$1,550,665,108.60
11)	Additional Finance Charge Receivables:	$45,343,394.75
12)	Additional AMF Receivables	$7,200,833.04
13)	Additional Total Receivables:	$1,603,209,336.39

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$36,677,722,003.23
16)	End of the Month Finance Charge Receivables:	$677,369,600.86
17)	End of the Month AMF Receivables	$77,615,073.56
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$37,432,706,677.65

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$30,807,322,981.61

22)	End of the Month Seller Percentage	16.01%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: April 2005

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	403,639	$448,298,999.51
	3)	60 - 89 days delinquent	221,854	$284,942,633.08
	4)	90+ days delinquent	511,906	$673,285,470.99

	5)	Total 30+ days delinquent	1,137,399	$1,406,527,103.58

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.76%

7)	Defaulted Accounts during the Month		188,163	$200,794,905.11

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			6.50%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: April 2005

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$6,297,403,890.05	16.63%

2)	Collections of Principal Receivables and Principal Payment Rate		$5,698,732,324.10	15.36%

	3)	Prior Month Billed Finance Charges and Fees	$421,823,646.75
	4)	Amortized AMF Income	$45,291,902.70
	5)	Interchange Collected	$84,860,521.35
	6)	Recoveries of Charged Off Accounts	$62,512,041.55
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$614,488,112.35	19.88%

Capital One Master Trust (AMF COLLECTIONS)
MONTHLY PERIOD: April 2005

1)	Beginning Unamortized AMF Balance			$216,877,344.20
	2)	+ AMF Slug	$34,188,107.73
	3)	+ AMF Collections	$29,475,356.30
	4)	- Amortized AMF Income	$45,291,902.70
5)	Ending Unamortized AMF Balance			$235,248,905.53

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes

Additional Total Receivables